UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

BALTIA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

New York	001-14519	11-2989648
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o National Corporate Research, Ltd. 10 East 40th Street, 10th Floor New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (718) 917-8052

(Former name or former address, if changed since last report.)

JFK International Airport

Terminal 4 – Room 262.089

Jamaica NY, 11430

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 9, 2017, Baltia Air Lines, Inc. (the “Company”) filed a Certificate of Amendment (the “Amendment”) to its Certificate of Incorporation (“Certificate of Incorporation”) with the Secretary of State of the State of New York, pursuant to which the Company designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The Amendment authorized the issuance of 10,000 shares of Series C Preferred Stock with a stated value of $100 per share (the “Stated Value”).

The Series C Preferred Stock shall receive annual dividends in the amount of 12% of the Stated Value, payable at the option of the Company in cash or shares of the Company’s common stock (the “Common Stock”), valued at the average of the volume weighted average price for the 10 trading days prior to the date set for the payment of the dividend. No dividends may be paid to holders of Common Stock or other preferred stock that by its terms are junior to the Series C Preferred Stock.

The Series C Preferred Stock is subject to optional conversion on or after the first anniversary of the date of first issuance, into shares of Common Stock at a conversion price equal to 50% of the average closing bid price of the Company’s Common Stock from February 14, 2018 to February 28, 2018, divided by the Stated Value plus accrued but unpaid dividends, subject to certain anti-dilution protections.

The Series C Preferred Stock is subject to forced redemption by the Company upon the first anniversary of the date of the initial issuance at a price of 120% of the Stated Value of the Series C Preferred Stock redeemed, plus accrued but unpaid dividends.

Series C Preferred Stockholders can vote with the shares of Common Stock on an as converted basis. Series C Preferred Stockholders have liquidation rights that are senior to all of the Company’s Common Stock and any preferred stock that by its terms are junior to the Series C Preferred Stock, but junior to any other preferred stock which by their terms are senior to the Series C Preferred Stock.

The preceding is not a complete description of all of the terms of the Series C Preferred Stock. Please see Exhibit 3.1 to this Current Report on Form 8-K for additional terms.

Item 9.01. Exhibits

3.1	Certificate of Amendment of the Company’s Certificate of Incorporation, dated March 9, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baltia Air Lines, Inc.

Date: March 17, 2017	By:	/s/ Anthony D. Koulouris
Anthony D. Koulouris
President